FIRST AMENDMENT TO
                              EMPLOYMENT AGREEMENT


     This First Amendment to Employment Agreement ("Amendment") is entered into as of October 3, 2001 by and between Ian Y. Bress ("Executive") and Grubb & Ellis Company, a Delaware corporation (the "Company"). All capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Employment Agreement (as defined below).

     WHEREAS an Employment Agreement was entered into between Executive and the Company dated June 18, 2001 (the "Employment Agreement"; and

     WHEREAS Executive and the Company desire to amend the Employment Agreement and modify certain of its terms.

     NOW THEREFORE, in consideration of each party's counter undertakings, promises and covenants set forth in this Amendment, and for other good and valuable consideration of the parties hereto, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.

1. Section 4 of the Employment Agreement is hereby modified by changing the Base Salary as follows:

     a) for the first year of the Period of Contract Employment, the Base Salary shall be increased from $275,000 to $450,000 retroactive to June 18, 2001; and

     b) for the second year of the Period of Contract Employment, the Base Salary shall be increased from $302,500 to $500,000; and

     c) for the third year of the Period of Contract Employment, the Base Salary shall be increased from $332,750 to $600,000.

2. Section 5 of the Employment Agreement is hereby modified by (i) increasing the Sign On Bonus from $27,500 to $50,000; and (ii) increasing the Bonus Compensation for the period from June 18, 2001 through June 30, 2002 from $110,000 guaranteed to $225,000 guaranteed; and (iii) increasing the Targeted bonus annually in each of the second and third years of the Period of Contract Employment from 40% of Base Salary to 50% of Base Salary with a maximum of 80% of Base Salary.

3. Section 6 of the Employment Agreement now provides for a grant of an Option to Executive to purchase one hundred thousand (100,000) shares of the Common Stock on terms set forth therein. Section 6 of the Employment Agreement is modified by providing for a second grant to Executive of an Option, subject to the approval of the Compensation Committee of the Board and the Board, to purchase an aggregate of one hundred fifty thousand (150,000) shares of the Common Stock, ("Second Grant") at the end of the second year of the Period of Contract Employment at an exercise price, pursuant to the terms of the Plan, equal to the closing price of the Common Stock on the New York Stock Exchange on the trading day next preceding the date of grant, based on the achievement of milestones to be determined by the Chief Executive Officer of the Company, in consultation with Executive, within three (3) months of the

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     Executive's  commencement of Employment.  Except as provided herein in this
     Section 3 of this Amendment, all of the terms of Section 6 of the Employment Agreement that are now applicable to the initial grant to Executive of an Option to purchase an aggregate of one hundred thousand
     (100,000)  shares of the Common  Stock  shall be  applicable  to the Second
     Grant.

4. Except as modified above, all provisions of the Employment Agreement as amended, shall remain in full force and effect, unmodified.


                                               GRUBB & ELLIS COMPANY



By: /s:/ Ian Y. Bress                          By: /s:/ Barry M. Barovick
   -----------------------------               ---------------------------
       Ian Y. Bress                                     Barry M. Barovick
                                                        President &
                                                        Chief Executive Officer